EXHIBIT 10.7
                                    AGREEMENT

     AGREEMENT, dated as of April 27, 1998, between Kirlin Securities, Inc. ("Kirlin"), Kirlin Holding Corp. ("Holding;" and together with Kirlin, "Company"), each a Delaware corporation with principal offices at 6901 Jericho Turnpike, Syosset, New York 11791, and Robert A. Paduano, residing at 207-03 Estates Drive, Bayside, New York 11360.

     WHEREAS, Paduano has been employed by Kirlin and serves as a Director and Executive Vice President of Kirlin, and as a Director and Executive Vice President and Secretary of Holding, and the parties hereto now mutually desire to provide for the termination of Paduano's employment by Kirlin and otherwise make provision with respect to certain other matters;

     NOW, THEREFORE, In consideration of the mutual promises herein contained, the parties hereto agree as follows:

     1. Paduano hereby resigns as a Director and as an officer of both Holding and Kirlin, effective April 30, 1998.

     2. Paduano's employment by Kirlin shall terminate effective May 15, 1998 ("Termination Date"), which date shall be reflected on Form U-5. Paduano's employment subsequent to April 30, 1998, shall be solely as a registered representative servicing the accounts of Kirlin's customers for which he is the designated account representative ("Paduano Accounts") and he shall have no further managerial, supervisory or recruiting responsibilities or duties. By April 30, 1998, Paduano shall vacate his office in Syosset, New York and his reserved parking space at that location shall be rescinded. Paduano's continued employment through the Termination Date shall be performed exclusively in Kirlin's New Jersey branch office.

     3. Paduano's compensation from May 1, 1998 through the Termination Date shall consist solely of a 55% payout on commissions earned with respect to the Paduano Accounts. Subsequent to April 30, 1998, Paduano shall not receive any further salary, car allowance, expense reimbursement or allocation of underwriter warrants.

     4. As consideration for Paduano's agreement to the provisions of paragraphs 5 through 8 below, Kirlin agrees to pay severance to Paduano equal to $300,000, payable in fifteen equal monthly installments of $20,000 each commencing on the Termination Date.

     5. Paduano agrees that during the time of his continued employment by Kirlin and thereafter he shall take no action or make any statement or comment that directly or indirectly disparages the reputation of Kirlin or Holding or any of their directors, officers, employees or businesses. The Company agrees that it shall take no action or make any statement or comment that directly or indirectly disparages the reputation of Paduano.

     6. Paduano acknowledges that he has had access to trade secrets of Kirlin including, but not limited to, secret proprietary information used to identify clients, actual customer leads, customer lists, information concerning customers and other Kirlin employees, and other information pertaining to Kirlin's and Holding's operations which is valuable proprietary information that Kirlin or Holding, as the case may be, has acquired at great expense and has been imparted to Paduano on a confidential basis. Paduano agrees that all such information and related records shall remain the sole and exclusive property of Kirlin or Holding, as the case may be, at all times and shall be treated as confidential




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information  by  Paduano.  No  such  records,  including,  but not  limited  to,
Paduano's copies of employee directories, new account documents, account statements, confirmations and holding sheets of any Kirlin customer, shall be removed by Paduano from the premises of the Company except with the express permission of the Chairman or President of Kirlin. On the Termination Date or earlier if requested by the Chairman or President of Kirlin, Paduano shall surrender all original records and purge or destroy all computerized, duplicated or otherwise copied records, regardless of whether made by Paduano or others. Notwithstanding the foregoing, it is agreed by Kirlin that Paduano may retain duplicate copies of information pertaining to the Paduano Accounts that transfer to another firm with whom Paduano is registered and Paduano may use information pertaining to such transfer accounts at such firm.

     7. Paduano agrees that all ideas, marketing concepts, slogans, advertising campaigns, characters, proposals and plans invented or developed by him which relate directly or indirectly to the business of Kirlin or arose out of his employment by Kirlin or the use of Kirlin's property or resources, including, without limitation, any ideas, proposals, or plans which may be copyrighted, trademarked, patented or otherwise protected (collectively "Intellectual Property") are and shall be the sole and exclusive property of Kirlin. Paduano understands and agrees that all such Intellectual Property constitutes a "work for hire." In the event any such Intellectual Property is not regarded as a "work for hire," Paduano hereby assigns to Kirlin the sole and exclusive right to such Intellectual Property. Paduano agrees that upon the request of Kirlin he shall deliver any and all documents and instruments and take any other action which Kirlin shall deem necessary to assign to Kirlin all right, title and interest in such Intellectual Property, to perfect, trademark, copyright and patent protection with respect thereto, or to otherwise protect Kirlin's trade secrets and proprietary interest in such Intellectual Property.

     8. During the time of his continued employment by Kirlin and for two years thereafter, Paduano shall not directly or indirectly solicit the business of any customers of Kirlin other than customers for the Paduano Accounts. In addition, during the time of his continued employment by Kirlin and for two years thereafter, Paduano shall not solicit or influence any employee now or hereafter employed by Kirlin to work in any way for Paduano or for any business enterprise in which Paduano is participating, whether as an employee, consultant, advisor, agent, owner, partner, co-venture, principal, stockholder, director or otherwise, directly or indirectly.

     9. Paduano acknowledges that the provisions of paragraphs 5 through 8 are reasonable and necessary for the protection of the business of Holding and Kirlin. Paduano agrees that if he commits a breach, or threatens to commit a breach, of the provisions of paragraphs 5 through 8, Holding and/or Kirlin, as the case may be, shall have the right and remedy: (i) to have the provisions of paragraphs 5 through 8 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Paduano that any breach or threatened breach will cause irreparable injury to Holding and/or Kirlin and that money damages will not provide an adequate remedy to same; (ii) require Paduano to account for and pay to Holding and/or Kirlin, as the case may be, all compensation, profits, monies, accruals, increments, or other benefits (collectively "Benefits") derived or received by Paduano as a result of any breach or threatened breach of any of paragraphs 5 through 8 and Paduano hereby agrees to account for any such Benefits to Holding and/or Kirlin, as the case may be; and (iii) Kirlin may discontinue all severance payments that remain unpaid.

     Each of the rights and remedies enumerated in this paragraph 9 shall be independent of the other and shall be separately enforceable, and such rights



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and  remedies  shall be an addition  to, and not in lieu of, any other rights or remedies available to Holding and/or Company at law or in equity.

     10. Paduano does hereby release and forever discharge Holding and Kirlin and each of their respective successors and assigns, officers, directors, employees and agents, and each of their respective heirs, executors, administrators, successors and assigns (hereinafter referenced to as RELEASEES), from, all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgements, extents, executions, claims, and demands of any kind whatsoever, in law, admiralty or equity, which against the RELEASEES, Paduano and Paduano's heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement, except for matters arising out of a breach of the obligations under this Agreement.

     11. If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect and all other circumstances.

     12. This Agreement supersedes and replaces any and all other agreements, written or oral, with respect to subject matter hereof including all other compensation arrangements that may have existed between Holding and/or Kirlin and Paduano. This Agreement contains the entire agreement for the parties hereto and may not be amended except by an agreement in writing signed by the each of the parties hereto.

     13. Any dispute arising out of the interpretation, application or performance of the Agreement, with the sole exception of a claim by Holding and/or the Company arising under paragraphs 5 through 9 shall be settled through final and binding arbitration before a single arbitrator in accordance with the rules of the National Association of Securities Dealers, Inc. Any judgment upon any such arbitration award may be entered in any court having competent jurisdiction over the parties. Any party prevailing in an arbitration or court proceeding to enforce its rights hereunder shall be entitled to its reasonable attorney's fees and expenses as deemed appropriate by the arbitrator or court.

     14. This Agreement shall be governed by and construed in accordance with the internal law of the State of New York without regard to principles or conflicts of laws.

     15. This Agreement shall be binding upon and inure to the benefit of Holding and Kirlin and their respective successors and assigns, and Paduano and his heirs, executors and administrators.

     16. Paduano acknowledges and understands that Graubard Mollen & Miller has acted solely as counsel for the Company in connection with this Agreement.

     17. This Agreement may be signed in counterparts, each of which shall be deemed an original but which taken together shall constitute one and the same Agreement.

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     IN WITNESS THEREOF, the parties hereto have duly executed this Agreement as the date and year first above written.

                                         KIRLIN SECURITIES, INC.


                                         By:_______________________
                                            David Lindner, Chairman


                                          KIRLIN HOLDING CORP.


                                         By:________________________
                                            David Lindner, Chairman


                                            ___________________________
                                            Robert Paduano

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